EXHIBIT 15.1

[Maples and Calder (Hong Kong) LLP Letterhead]

RYB Education, Inc.

4/F, No. 29 Building, Fangguyuan Section 1, Fangzhuang

Fengtai District, Beijing 100078

People’s Republic of China

25 April 2018

Dear Sirs,

RYB Education, Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to RYB Education, Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2017 (the “Annual Report”).

We hereby consent to the reference to the summary of our opinions under the headings “Item 10.B. Additional Information—Memorandum and Articles of Association” and “Item 10.E. Additional Information—Taxation—Cayman Islands Taxation” in the Annual Report, and we further consent to the incorporation by reference of the summary of our opinions under these headings into the Company’s registration statement on Form S-8 (File No. 333-223864) that was filed on 23 March 2018, pertaining to the Company’s 2009 Share Incentive Plan and 2017 Share Incentive Plan.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP